UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported): August 10, 2005

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195

(Commission File Number)	(IRS Employer Identification No.)

7301 North State Highway 161, Suite 300, Irving, Texas	75039

(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000

(Registrant’s Telephone Number, Including Area Code)

5215 N. O'Connor Blvd., 800 Central Tower, Irving, Texas 75039

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective August 10, 2005, Barry L. Reisig and Aneesh Chopra have been elected to the Board of Directors (the "Board") of Healthaxis Inc. (the "Company"). Mr. Reisig and Mr. Chopra were each elected to the Board according the terms of the Investor Rights Agreement dated May 13, 2005 by and between Healthaxis Inc. and Tak Investments, Inc.

     In addition to being elected to the Board, Mr. Reisig will serve on the audit committee of the Board and Mr. Chopra will serve on the compensation committee of the Board.

     Mr. Reisig served as a partner with Arthur Andersen for 22 years. Presently, Mr. Reisig is serving as the President and Chief Executive Officer of SPC International, which focuses on government contracting and consulting. He also is a member of the Board of Directors and Chair of the Audit Committee of GTSI, an information technology solutions company. Mr. Reisig received a Bachelor of Science degree and a Juris Doctorate degree from the University of Virginia.

     Mr. Chopra is currently a Managing Director with the Advisory Board Company, a for-profit think tank providing strategic research to hospitals and health systems. As a Managing Director, Mr. Chopra leads the firm's Financial Leadership Council. Mr. Chopra was appointed by the Governor of Virginia to serve on the Virginia Board of Medical Assistance Services and the State of Virginia Electronic Health Records Task Force. Mr. Chopra received a Masters in Public Policy from Harvard University's John F. Kennedy School of Government, and he received a Bachelor of Arts degree from The Johns Hopkins University.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2005

HEALTHAXIS INC.

By:	/s/ James W. McLane

James W. McLane
Chairman of the Board and Chief Executive Officer